Exhibit 99.(a)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

MORGAN STANLEY PRIVATE MARKETS AND ALTERNATIVES FUND

THIS Certificate of Amendment to Certificate of Trust of Morgan Stanley Private Markets and Alternatives

Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust is Morgan Stanley Private Markets and Alternatives Fund.

2. Amendment to Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Morgan Stanley Private Markets and Alternatives Fund - Balanced.

3. Effective Time. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Nick Veronis
Name:	Nicholas Veronis
Title:	Trustee, President and Principal Executive Officer